CONFIRMING STATEMENT

     This Statement confirms that the undersigned has authorized and designated each of Charles A. Brawley, III, Lisa A. Hanssen and Robert L. Pratter to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of PMA Capital Corporation.  The authority of each of Charles A. Brawley, III, Lisa A. Hanssen and Robert L. Pratter under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of PMA Capital Corporation, unless earlier revoked in writing.  The undersigned acknowledges that Charles A. Brawley, III, Lisa A. Hanssen, Robert L. Pratter, and PMA Capital Corporation are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: June 22, 2003

        /s/James F. Malone, IIII

        James F. Malone, III